Exhibit 99.h(6)
BROADMARK  FUNDS
FIRST AMENDMENT TO THE
FUND ACCOUNTING AGREEMENT

THIS FIRST AMENDMENT, dated as of the 18th day of April, 2013, to the Fund Accounting Agreement dated as of December 3, 2012, the ("Fund Accounting Agreement"), is entered into by and between BROADMARK  FUNDS, a Delaware statutory trust (the "Trust"), and ULTIMUS FUND SOLUTIONS, LLC, a limited liability company organized and existing under the laws of the State of Ohio (the "Fund Accountant").

RECITALS

WHEREAS, the parties have entered into the Fund Accounting Agreement; and

WHEREAS, the parties desire to add the Broadmark Tactical Fund to the Fund Accounting Agreement; and

WHEREAS, Section 17 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedules A and B of the Fund Accounting Agreement are hereby superseded and replaced with Amended Schedules A and B attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROADMARK FUNDS		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Christopher J. Guptill	By:	/s/ Robert G. Dorsey
Name: Christopher J. Guptill		Name: Robert G. Dorsey
Title: President		Title: President

SCHEDULE A

TO THE FUND ACCOUNTING AGREEMENT BETWEEN
BROADMARK FUNDS
AND
ULTIMUS FUND SOLUTIONS, LLC

Amendment Dated April 18, 2013

FUND PORTFOLIOS

Broadmark Tactical Plus Fund
Broadmark Tactical Fund